                                                                   Exhibit 99.3

                        OFFICER'S COMPLIANCE CERTIFICATE

I, David L. Derfelt,  a duly authorized  representative  of  Navistar  Financial
Corporation,  the Servicer, certify that:

1.      I  have  reviewed  the  annual  report  and  other  reports  containing distribution information for the period covered  by the  annual report;

2.      To the best of my knowledge, no untrue statements of material fact exist in these reports, and no material facts were omitted.

3.      These reports include to the best of my  knowledge, the
        financial information required to be provided to the trustee under the governing documents of the Issuer; and

4.      The Servicer is compliant with its servicing  obligations and minimum servicing standards except as detailed below.

5.      No default in performance of any obligations has occurred.

6.      The Company  did  not comply  with  the requirements that custodial bank account  and  related  bank clearing account reconciliations be reviewed
        and  approved  by someone  other  than  the   person  who  prepared  the
        reconciliation,  and  that  they be  prepared  within 45 days after  the cutoff  date  as  specified  in  items I.1.b and I.1.c in USAP's minimum servicing standards.

     Date:  January 26, 2009               By:/s/ DAVID L. DERFELT
                                                  David L. DERFELT
                                                  V.P., and Controller
                                                 (Principle Accounting Officer)